EXHIBIT 10.1 ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the "Agreement") dated this, 13th. Day of March 2007, between Hotel Movie Network, Inc., a Nevada corporation, a wholly-owned subsidiary of B2 Digital ("Buyer"); and Creative Domain Investments Ltd, a Canadian Company, ("Seller"); hereinafter referred to, collectively, as the “Parties.”

RECITALS

Buyer is owned by a fully SEC reporting publicly company “B2 Digital”, trading under the symbol “BTOD.OB” organized in Delaware engaged in the business of videoconferencing, developing and providing video on demand systems and otherwise exploiting the internet and communication based data systems.

Seller is a privately held Ltd under the laws of the Province of Albert, Canada, and is in the business of providing design technology with intellectual property rights for the Pay per View, Wireless Internet and Voice over IP services (“Services”) to the hospitality industry and other applications.

WITNESSETH:

WHEREAS, Buyer desires to purchase from Seller and Seller desires to sell to Buyer, on the terms and subject to the conditions of this Agreement, the design technology, intellectual properties to include all software and source codes involved for all applications other than ad insertion.

THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties agree as follows:

ARTICLE 1. TRANSFER OF ASSETS

Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell, convey, transfer, assign and deliver to Buyer, and Buyer agrees to purchase from Seller at the Closing described in Article 3 hereof, all of the assets and technology of Seller relating to, the design technology, intellectual properties to include all software and source codes involved in all applications other than ad insertion, including the character and description, whether tangible, intangible, real, personal or mixed, and wherever located and on an ‘as is’ basis but excluding any assets specifically excluded in the following Sections of this Article 1), all of which are sometimes collectively referred to in this Agreement as the "Assets," including, but without limitation to, the following:

1.1
Intellectual Properties. All of the design files, schematics, mechanical drawings, with pcb layout files, all related software with source codes, that are related to this agreement as listed in SCHEDULE 1.1 attached hereto (hereinafter referred to as the "Intellectual Properties").

1.2
Books and records. All papers and records in Seller's care, custody or control relating to any or all of the above-described Assets and the operation thereof, including, but not limited to, all blueprints and specifications, control records, financial records, maintenance and production records; only in regards to the Intellectual Properties involved in this Agreement.

ARTICLE 2. PURCHASE PRICE

2.1
Payment of Purchase Price. In consideration for the transfer and assignment by Seller of the whole assets, and in consideration of the representations, warranties and covenants of the Seller set forth herein, Buyer on the conditions set forth herein and subject to the provisions in Article 9 state that:

(a) The Buyer shall pay to the Seller, on the closing date, the amount of US$200,000 (two hundred thousand United States dollars) (the “Purchase Price”) by issuing an equivalent amount of shares of Buyer’s restricted common stock (hereafter referred to as the “Shares”) to the owner of Creative Domain Investments Ltd, in exchange for his ownership of property as listed in this agreement as of the date of this agreement.

(b) Buyer shall issue a number of shares of restricted common stock (hereinafter referred to as the “Shares”) to be calculated in the following manner; 400,000 (Four hundred thousand) shares restricted at a value of $.50 (Sixty cents), to be held subject to Rule 144 restrictions and the Investment Representation Letter and Lock -Up Agreement attached hereto as Exhibit “B”. Issue of said shares to take place within 30 days of the signing of said date. Seller will agree to inform the shareholders of restrictions and they are not to sell any such shares until the one-year holding period has expired. Seller agrees to provide a start and end date for the holding period on the closing date.

(c) If, for any reason, the closing date is extended and the share price declines in this time, there will be no penalty assessed. In the case of an increase of the price in this time, no action will be taken.

(d) If, for any reason, the Buyer has not issued the shares within 90 days of the closing date, or offered any other compensation, then this agreement will be voided.

2.2	Payment in Immediately Available Funds. Buyer may, at his option, present a cashier’s check in lieu of restricted common shares if Funds are available at the time of closing.

2.3	Sales and Transfer Taxes. Seller shall be responsible for the payment of any sales or transfer taxes associated with the transfer of the Acquired Assets to Buyer.

2.4
Buyer shall assume and discharge, and shall indemnify Seller against, liabilities and obligations of the Seller under the Intellectual Properties or other agreements, if any as specified on SCHEDULE 1.1, but only to the extent that such liabilities or obligations accrue on or after the Closing Date.

Buyer grants to Seller, to secure payment and performance of the obligations of Seller under this Agreement, a security interest in the Intellectual Properties, equipment and inventory that is listed in SCHEDULES 1.1 and SCHEDULES 1.2

2.5
Piggy-Back Registration Subject to the provisions of the Agreement, if the Company proposes to file a registration statement under the Securities Act, with respect to an offering of any equity securities by the Company for its own account or for the account of any of its equity holders (other than a registration statement on Form S-4 or S-8 or any substitute form that may be adopted by the SEC or any registration statement filed in connection with an exchange offer or offering of securities solely to the Company’s existing security holders), then the Company shall give written notice of such proposed filing to the holder of the Shares as soon as practicable (but in no event less than 10 days before the anticipated initial filing date of such registration statement), and such notice shall offer such holder of the Shares the opportunity to registration such number of the Shares as the holder of the Shares may request (a “Piggyback Registration”). The Company shall include in each such Piggyback Registration all Shares requested to be included in the registration for such offering; provided, however, that the Company may at any time withdraw or cease proceeding with such registration. The holder of the Shares shall be permitted to withdraw all or part of its Shares from a Piggyback Registration at any time prior to the effective date thereof.

ARTICLE 3. THE CLOSING

The closing of the purchase and sale of the assets by Seller to Buyer (the "Closing") shall take place at the offices of B-2 Corporate office, which are located at 1030 S. Mesa Drive, Mesa, Arizona, on or before 10:00 AM local time, on March 30, 2007, or at such other place and/or time as the parties may agree in writing (the "Closing Date"). In the event that the conditions specified in this Agreement have not been fulfilled by such date, Buyer may extend the Closing Date for a period or periods not exceeding an aggregate of 30 days by giving written notice to the Seller.

Buyer shall perform its due diligence inspection of Sellers; equipment, properties, Intellectual Properties and all other items reasonably necessary to complete the inspection on or before the Closing Date of closing set forth above.

3.1	Sellers Obligations at the Closing. At the Closing, Seller shall deliver or cause to be delivered to Buyer:

(a)
The certificate of the President or Secretary of the Seller confirming that proper minutes and resolutions of the Seller's Board of Directors and Shareholders have been secured prior to the Closing whereby the sale of the assets has been approved.

(b)	And, at time of fulfillment of the purchase price and its applicable terms and conditions;

1.	A Bill Of Sale certificate equal to all of the assets involved in this agreement;

Simultaneously with the consummation of the purchase, Seller, through its officers, agents, and employees, shall put Buyer into full possession and enjoyment of all the Assets involved in this agreement.

Seller, at any time before or after the closing Date, shall execute, acknowledge, and deliver any further assignments, conveyances and other assurances, documents and instruments of transfer, reasonably requested by Buyer and shall take any other action consistent with the terms of this Agreement that may reasonably be requested by Buyer for the purpose of assigning, transferring, granting, conveying and confirming to Buyer, or reducing to possession, any or all Intellectual Properties and assets to be conveyed and transferred by this Agreement. If requested by Buyer, Seller further agree to prosecute or otherwise enforce in their own names for the benefit of Buyer any claims, rights, or benefits that are transferred to Buyer by this Agreement and that require prosecution or enforcement in either of the Sellers name. Any prosecution or enforcement of claims, rights, or benefits under this Section shall be solely at Buyer's expense; unless Seller makes the prosecution or enforcement necessary by breach of this Agreement.

3.2
Buyer’s Obligations at Closing. Subject to the provision of Article 9, at the Closing, Buyer shall deliver to Seller the following instruments and documents against delivery of the items specified in Section 3.1:

a)	Buyer Stock Certificates issued in the names of the shareholders of Creative Domain Investments Ltd, as defined in 2.1(b);

b)
The certificate of the President or Secretary of the Buyer confirming that proper minutes and resolutions of the Buyer's Board of Directors have been secured prior to the Closing whereby the purchase of the assets has been approved.

ARTICLE 4. ASSUPTION OF LIABILITIES

Buyer is not assuming any debt, liability or obligation of Seller, at the closing date, whether known or unknown, fixed or contingent excepts as herein specifically otherwise provided. Seller agree to indemnify and hold Buyer harmless against all debts, claims, liabilities and obligations of Seller not expressly assumed by Buyer hereunder, and to pay any and all attorneys fees and legal costs incurred by Buyer, its successors and assigns in connection therewith. Buyer shall have the benefit of and shall perform all Intellectual Properties and commitments if any specifically disclosed in SCHEDULE 1.1, in accordance with the terms and conditions thereof, except to the extent modifications are specifically disclosed on such SCHEDULE 1.1.

ARTICLE 5. EXCISE AND PROPERTY TAXES

Seller shall pay all sales, use and transfer taxes arising out of the transfer of the assets and shall pay its portion, prorated as of the Closing Date, of property taxes of the business. Buyer shall not be responsible for any business, occupation, withholding or similar tax, or for any taxes of any kind related to any period before the Closing Date.

ARTICLE 6. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer that the following facts and circumstances are, and except as contemplated hereby, at all times up to the Closing Date will be true and correct, and hereby acknowledge that such facts and circumstances constitute the basis upon which Buyer is induced to enter into and perform this Agreement. Each warranty set forth in this Article 6 shall survive the Closing and any investigation made by or on behalf of Buyer.

6.1
Organization. Good Standing and Qualification. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the Province of Alberta, AB, has all necessary ownership powers to carry on its business as now owned and operated by it, and is duly qualified to transact business across Canada and is in good standing in all jurisdictions in which the nature of its business or of its properties makes such qualification necessary.

6.2	Absence of Specified Changes, there has not been any:

(a)	transaction by Seller except in the ordinary course of business as conducted on that date;
(b)	destruction, damage to, or loss of any assets of Seller (whether or not covered by insurance) that materially and adversely affects the financial condition, business or prospects of Seller;
(c)	revaluation by Seller of any of its assets;
(d)	sale or transfer of any asset of Seller, except in the ordinary course of business;
(e)	execution, creation, amendment or termination of any contract, agreement or license to which Seller is a party;
(f)	mortgage, pledge or other encumbrance of any asset of Seller;
(g)	agreement by Seller to do any of the things described in the preceding clauses (a) through (f) with regards to any asset as listed in Schedule 1.1 of Seller.

6.3	Inventories. No items included in the Seller's inventories have been pledged as collateral or are held by the Seller on consignment from others.

6.4
Other Tangible Personal Property. The Equipment described in Section 1.2 and SCHEDULE 1.2 of this Agreement constitutes all the items of tangible personal property owned by, in the possession of, or used by Seller in connection with the business sold pursuant to this Agreement. The Equipment listed in SCHEDULE 1.2 constitutes all tangible personal property necessary for the conduct by Seller of the business as now conducted.

No Equipment used by Seller in connection with its business to be sold pursuant to this agreement is held under any lease, security agreement, conditional sales contract, or other title retention or security arrangement.

6.5
Trade Names Trademarks and Copyrights. Except as set forth in SCHEDULE 6.8, Seller does not use any trademark, service mark, trade name or copyright in its business to be sold pursuant to this Agreement, or own any trademarks, trademark registrations or applications, trade names, service marks, copyrights, or copyright registrations or applications. No person (other than Seller) owns any trademark, trademark registration or application, service mark, trade name, copyright, or copyright registration or application, the use of which is necessary or contemplated in connection with the performance of any of the Intellectual Properties.

6.6
Title to Assets. Seller has good and marketable title to all of the Assets and interests in Assets, whether personal, tangible, and intangible, which constitute all the Assets and interests in assets that are used in the business of Seller to be sold pursuant to this Agreement. All the Assets are free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions, or restrictions, (i) the lien of current taxes not yet due and payable; and (ii) possible minor matters that, in the aggregate, are not substantial in amount and do not materially detract from or interfere with the present or intended use of any of the Assets, nor materially impair business operations. All tangible personal property of Seller is in good operating condition and repair, ordinary wear and tear accepted. Except as set forth on the appropriate SCHEDULE listing such Assets, neither any officer, nor any director or employee of Seller, nor any spouse, child or other relative of any of these persons, owns, or has any interest, directly or indirectly, in any of the personal property owned by or leased to Seller or any copyrights, patents, trademarks, trade names or trade secrets licensed by Seller for use in the business to be sold pursuant to this Agreement. Seller does not occupy any real property in violation of any law, regulation or decree.

6.7	Customers and Sales. SCHEDULE 1.1 to this Agreement is a correct and current list of all customers of Seller for the business to be sold pursuant to this Agreement.

Seller has no information and is not aware of any facts indicating that any of these customers intend to cease doing business with Seller or materially alter the amount of the business that they are presently doing with Seller.

6.7
Insurance Policies. SCHEDULE 6.11 to this Agreement is a description of all insurance policies held by Seller concerning the Assets. All these policies are in the respective principal amounts set forth in SCHEDULE 6.11, Seller has maintained and now maintains (i) insurance on all the Assets of a type customarily insured, covering property damage and loss of income by fire or other casualty, and (ii) adequate insurance protection against all liabilities, claims, and risks against which it is customary to insure.

6.8
Other Intellectual Properties. Except as set forth in SCHEDULE 1.2, the Assets are not bound by any distributor's or manufacturer's representative or agency agreement, any agreement not entered into in the ordinary course of business, any indenture, mortgage, deed of trust, lease or any agreement that is unusual in nature, duration or amount. The performance by Buyer of any of the agreements described on SCHEDULE 1.1 will not result in Buyer becoming bound or liable under any distributor or manufacturer's representative or agency agreement. All Intellectual Properties, which will be assigned to or assumed by Buyer under this Agreement, are valid and binding upon the parties thereto. There is no default or event that with notice or lapse of time, or both, would constitute default by any party to any of the agreements listed in SCHEDULE 1.1. Seller has not received notice that any party to any of the agreements listed in SCHEDULE 1.1 intends to cancel or terminate any of these agreements or to exercise or not exercise any options under any of these agreements. Seller is not a party to, nor is Seller or the Assets bound by, any agreement that is materially adverse to the business, property, or financial condition of Seller.

6.9
Compliance with Laws. Seller has complied with, and is not in violation of, applicable federal, state or local statutes, laws and regulations (including, without limitation, any applicable environmental, health, building, zoning or other law, ordinance or regulation) affecting the Assets or the operation of its business to be sold pursuant to this Agreement.

6.10
Compliance with Laws. Seller has complied with, and is not in violation of, applicable federal, state or local statutes, laws and regulations (including, without limitation, any applicable environmental, health, building, zoning or other law, ordinance or regulation) affecting the Assets or the operation of its business to be sold pursuant to this Agreement.

6.11
Litigation. Except as set forth in SCHEDULE 6.14, there is no suit, action, arbitration or legal, administrative or other proceeding, or governmental investigation pending, or to the best knowledge of Seller, threatened, against or affecting Seller, or any of its business, assets or financial condition. Seller is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality. Except as set forth in Schedule 6.12, Seller is not presently engaged in any legal action to recover moneys due to it or damages sustained by it.

6.12	Assets Sufficient for Conduct of Business. The Assets constitute all of the assets required for Buyer to conduct the business of Seller as it is presently conducted.

6.13
Agreement will Not Cause Breach or Violation. Neither the entry into this Agreement nor the consummation of the transactions contemplated hereby will result in or constitute any of the following: (i) a breach of any term or provision of this Agreement; (ii) a default or an event that, with notice or lapse of time, or both, would be a default, breach or violation of the Articles of Incorporation or Bylaws of Seller or any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust or other agreement, instrument or arrangement to which Seller is a party or by which Seller or the Assets are bound; (iii) an event that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation of Seller; (iv) the creation or imposition of any lien, charge or encumbrance on any of the Assets; or (v) the violation of any law, regulation, ordinance, judgment, order or decree applicable to or affecting Seller or the Assets.

6.14
Authority and Consents. Seller has the right, power, legal capacity and authority to enter into, and perform its obligations under this Agreement, and no approvals or consents of any persons or entity other than Seller are necessary in connection with it. The execution and delivery of this Agreement by Seller have been duly authorized by all necessary corporate action of Seller (including any necessary action by Seller's security holders), and this Agreement constitutes a legal, valid and binding obligation of Seller enforceable in accordance with its terms.

6.15
Interest in Customers. Suppliers and Competitors. Neither the Seller, nor any officer, director or employee of any of the Seller, nor any spouse or child of any of them has any direct or indirect interest in any competitor, supplier or customer of Seller or in any person with whom Seller is doing business in the pay-per-view and cable services to hotel/lodging rooms business to be sold pursuant to this Agreement.

6.16
Documents Delivered. Each copy or original of any agreement, contract or other instrument which is identified in any exhibit delivered by Seller or their counsel to Buyer (or its counsel or representatives), whether before or after the execution hereof, is in fact what it is purported to be by the Seller and has not been amended, canceled or otherwise modified.

6.17
Full Disclosure. None of the representations and warranties made by Seller or made in any letter, certificate or memorandum furnished or to be furnished by Seller, or on their behalf, contains or will contain any untrue statement of a material fact, or omits any material fact the omission of which would make the statements made misleading. There is no fact known to Seller, which materially adversely affects, or in the future may (so far as Seller can now reasonably foresee) materially adversely affect the condition, Assets, liabilities, business operations or prospects of Seller that has not been set forth herein or heretofore communicated to Buyer in writing pursuant hereto.

ARTICLE 7. REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER.

Buyer, represent and warrant to the Seller and the Shareholders as follows:

7.1
Organizations and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. All subsidiaries of Buyer are legal entities that are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation. Buyer has all requisite power and authority to own or operate its properties and conduct its business as it is now being conducted. Buyer is duly qualified and in good standing as a foreign corporation or entity authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary.

7.2
Capitalization; Subsidiaries. The authorized capital stock of Buyer consists of 1,000,000,000 shares of Buyer's Common Stock. and 2,000,000 shares of preferred stock in classes to be designated by B2 Digital. As of the Closing Date, no other shares of preferred stock shall be issued by B2 Digital or shall be outstanding other than those 2,000,000 shares of Series A Preferred Stock currently issued and the shares to be issued contemplated by this Agreement. All issued and outstanding shares of capital stock of Buyer are validly issued, fully paid, non-assessable and free of preemptive rights.

7.3
Authority Relative to this Agreement. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Buyer and, assuming this Agreement constitutes a valid and binding obligation of the Seller, this Agreement constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms.

7.4
SEC Reports. Since September 1, 2002 to the best of its knowledge Buyer has filed all required forms, reports and documents ("Buyer SEC Reports") with the Securities and Exchange Commission (the "SEC") required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which have complied in all material respects with all applicable requirements of the Securities Act of 1933 (the "Securities Act") and the Securities Exchange Act of 1934 (the "Exchange Act"), and the rules and interpretive releases promulgated thereunder. None of such Buyer SEC Reports, including without limitation any financial statements, notes, or schedules included therein, at the time filed, contained any untrue statement of a material fact, or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Each of the consolidated balance sheets in or incorporated by reference into the Buyer SEC Reports fairly presents or will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the related consolidated statements of operations and retained earnings and cash flows or equivalent statements in the Buyer SEC Reports (including any related notes and schedules) fairly presents or will fairly present the results of operations, retained earnings and cash flows, as the case may be, of the entity or entities to which it relates for the period set forth therein (subject in the case of unaudited interim statements, to normal yearend audit adjustments) in each case in accordance with generally-accepted accounting principles applicable to the particular entity consistently applied throughout the periods involved, except as may be noted therein; and independent certified public accountants for Buyer have rendered or will render an unqualified opinion with respect to each audited financial statement included in the Buyer SEC Reports. The consolidated financial statements included in the Buyer SEC Reports are hereinafter sometimes collectively referred to as the "Buyer Financial Statements."

7.5
Consents and Approvals: No Violation. Neither the execution and delivery of this Agreement by Buyer nor the consummation of the transactions contemplated hereby nor compliance by Buyer with any of the provisions hereof will conflict with or result in any breach of any provision of the Articles of Incorporation or by-laws of Buyer or any Subsidiary, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except pursuant to the Securities Act and the Exchange Act, such filings and approvals as may be required under the "blue sky", takeover or securities laws of various states, or result in a default (with or without due notice or lapse of time or both) (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract, license, agreement or other instrument or obligation to which Buyer is a party or by which Buyer, any of its Subsidiaries or any of their respective assets may be bound, result in the creation or imposition of any lien, charge or other encumbrance on the assets of Buyer or violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its respective assets.

7.6
Litigation. Etc. Except as disclosed in the Buyer SEC Reports, there is no action, claim, or proceeding pending or, to the knowledge of Buyer, threatened, to which Buyer is or would be a party before any court or Governmental Authority acting in an adjudicative capacity or any arbitrator or arbitration tribunal with respect to which there is a reasonable likelihood of a determination having, or which, insofar as reasonably can be foreseen in the future would have, a material adverse effect on Buyer and since December 31, 1997, there have been no claims made or actions or proceedings brought against any officer or director of Buyer arising out of or pertaining to any action or omission within the scope of his employment or position with Buyer, which claim, action or proceeding would involve a material adverse effect on Buyer taken as a whole. All material litigation and other material administrative, judicial or quasi-judicial proceedings to which Buyer is a party or to which it has been threatened to be made a party, are described in the Buyer SEC Reports.

7.7
Compliance with Law and Permits. Buyer has owned and operated its properties and assets in substantial compliance with the provisions and requirements of all laws, orders, regulations, rules and ordinances issued or promulgated by all Governmental Authorities having jurisdiction with respect thereto. All necessary governmental certificates, consents, permits, licenses or other authorizations with regard to the ownership or operation by Buyer of their respective properties and assets have been obtained and no violation exists in respect of such licenses, permits or authorizations.None of the documents and materials filed with or furnished to any Governmental Authority with respect to the properties, assets or businesses of Buyer contains any untrue statement of a material fact or fails to state a material fact necessary to make the statements therein not misleading.

7.8
Buyer Common Stock. The shares to be issued by Buyer pursuant to this Agreement have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly authorized and issued and fully paid and nonassessable, and no shareholder of Buyer will have any preemptive rights or dissenter's right with respect thereto.

ARTICLE 8. SELLERS OBLIGATIONS BEFORE CLOSING.

Seller covenants that, except as otherwise agreed in writing by Buyer, from the date of this Agreement until the Closing:

8.1	Existing Agreements. Seller shall not modify, amend, cancel or terminate any of its existing Intellectual Properties or agreements, or agree to do any of those acts.

8.2
Consent of Others. As soon as reasonably practical after the execution and delivery of this Agreement, and in any event on or before the Closing Date, Seller shall obtain the written consent of the persons described in SCHEDULE 8.8 to this Agreement and will furnish to Buyer executed copies of these consents to the assignment of the Intellectual Properties. Further, Seller agrees to use its best efforts to obtain new Intellectual Properties between the Buyer and the customers described in SCHEDULE 1.1 to this Agreement.

8.3
Representations and Warranties True at Closing. Seller shall use their best efforts to assure that all representations and warranties of Seller set forth in this Agreement and in any written statements delivered to Buyer by Seller under this Agreement will also be true and correct as of the Closing Date as if made on that date and that all conditions precedent to Closing shall have been met.

8.4
Sales and Use Tax on Prior Sales. Seller agrees to furnish to Buyer a clearance certificate from the appropriate agencies and any related certificates that Buyer may reasonably request as evidence that all sales and use and other tax liabilities of Seller (other than income tax liabilities) accruing before the Closing Date have been fully satisfied or provided for.

8.5
Statutory Fillings. Seller shall cooperate fully with Buyer in preparing and filing all information and documents deemed necessary or desirable by Buyer under any statutes or governmental rules or regulations pertaining to the transactions contemplated by this Agreement.

ARTICLE 9. CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE

The obligations of Buyer to purchase the Assets under this Agreement are subject to the satisfaction, at or before the Closing, of all the conditions set out below in this Article 9. Buyer may waive any or all of these conditions in accordance with Section 14.2 hereof, provided however, that no such waiver of a condition shall constitute a waiver by Buyer of any of its other rights or remedies, at law or in equity, if Seller shall be in default of any of its representations, warranties or covenants under this Agreement.

9.1
Accuracy of Sellers Representations and Warranties. All representations and warranties by Seller in this Agreement or in any written statement that shall be delivered to Buyer by Seller under this Agreement shall be true on and as of the Closing Date as though made at that time.

9.2
Seller Performance. Seller shall have performed, satisfied, and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by Seller on or before the Closing Date.

9.3
Certification by Seller. Buyer shall have received a certificate, dated the Closing Date, signed and verified by Seller's president or vice president and its treasurer or assistant treasurer, certifying, in such detail as Buyer and its counsel may reasonably request, that the conditions specified in Sections 9.1 and 9.3 have been fulfilled.

9.4
Absence of Litigation. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened on or before the Closing Date.

9.5
Corporate Approval. The execution and delivery of this Agreement by Seller, and the performance of its covenants and obligations under it, shall have been duly authorized by all necessary corporate action, and Buyer shall have received copies of all resolutions pertaining to that authorization, certified by the secretary of Seller.

9.6
Consents. All necessary agreements and consents of any parties to the consummation of the transaction contemplated by this Agreement, or otherwise pertaining to the matters covered by it, shall have been obtained by Seller and delivered to Buyer.

9.7
Approval of Documentation. The form and substance of all certificates, instruments and other documents delivered to Buyer under this Agreement shall be satisfactory in all reasonable respects to Buyer and its counsel.

9.8
Condition of Assets. The Assets shall not have been materially or adversely affected in any way as a result of any fire, accident, storm, or other casualty or labor or civil disturbance or act of God or the public enemy.

9.9
Resale Certificate. Buyer shall have received from Seller a sales tax resale certificate or other comparable document, as appropriate, reasonably satisfactory to Buyer, with respect to the Assets being purchased by Seller for resale.

9.10
Valuation of Assets. Buyer shall have accepted the valuation of the Assets, as set forth on the schedules attached hereto (as adjusted as of the Closing Date) at the buyer’s option buyer may have an independently certified inventory and valuation at the buyers cost.

9.11
Completion of Due Diligence. All due diligence reasonably required by the Buyer has been completed, and the results of such due diligence are satisfactory to the Buyer in its sole discretion and judgement with regard to all aspects of the transaction, including by not limited to matters relating to the Assets, or the intellectual property or financial prospects of the business to be sold pursuant to this Agreement.

9.12	Compliance with Bulk Sales Laws. The parties have complied with all applicable Bulk Sales Laws or similar provisions.

ARTICLE 10. CONDITIONS PRECEDENT TO SELLER'S PERFORMANCE

The obligations of Seller to sell and transfer the Assets under this Agreement are subject to the satisfaction, at or before the Closing, of all the following conditions:

10.1
Accuracy of Buyer's Representations and Warranties. All representations and warranties by Buyer contained in this Agreement or in any written statement delivered by Buyer under this Agreement shall be true on and as of the Closing as though such representations and warranties were made on and as of that date.

10.2
Buyer’s Performance. Buyer shall have performed and complied with all covenants and agreements, and satisfied all conditions that it is required by this Agreement to perform, comply with, or satisfy, before or at the Closing.

10.3
Buyer’s Corporate Approval. Buyer shall have received corporate authorization and approval for the execution and delivery of this Agreement and all corporate action necessary or proper to fulfill the obligations of Buyer to be performed under this Agreement on or before the Closing Date.

ARTICLE. 11 SELLERS OBLIGATIONS AFTER THE CLOSING

11.1
Preservation of Goodwill. Following the Closing, Seller will restrict their activities so that Buyer's reasonable expectations with respect to the goodwill, business reputation, employee relations and prospects connected with the Assets will not be materially impaired. In furtherance, but not in limitation of, this general obligation, Seller agree that, for a period of the longer of (a) three (3) years following the Closing Date; (b) as long as any of the Warrants referred to in paragraph 2.1 are outstanding; or (c) as long as Buyer or its heirs, assigns or successors in interest carry on a like business in the countries or areas specified:

(a)
Seller will not compete with the Buyer or engage in any activity which is substantially the same as, or represents an outgrowth of, any business or activity presently conducted by Seller, in the field of "pay per view" and "free to viewer” in room hotel services, if such business or activity extends to any Province of Territory of Canada in which Seller has heretofore engaged in business or otherwise established its goodwill, business reputation, or any customer relations. For the purposes of this Agreement, the term “compete” shall mean (i) calling on, soliciting or taking away, as a client or customer, or attempting to call on, solicit or take away as a client or customer any individual, partnership, corporation or association that was a client or customer of the Seller pay-per-view and cable services to hotel/lodging rooms; or (ii) entering into or attempting to enter into any business or substantially similar business to or competing in any way with the business of the Buyer in the pay-per-view and cable services to hotel/lodging rooms, either alone or with any individual, partnership, corporation or association; or (iii) acting as an agent, representative, consultant, officer, director, independent contractor, or employee of an entity or enterprise which is competing with the business of the Buyer; or (iv) participating in any such competing entity or enterprise as an owner, partner, limited partner, joint venture, creditor or stockholder.

The parties intend that the covenant contained in the preceding portion of this Section shall be construed as a series of separate covenants, one for each state county. Each separate covenant shall be deemed identical in terms to the covenant contained in this Section. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants deemed included in this Section, then such unenforceable covenant shall be deemed eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.

(b)
Seller will not disclose to any person or use for their own benefit any price lists, pricing data, customer lists, or similar matters possessed by them relating to the assets or the business transferred to Buyer unless they first clearly demonstrate to Buyer that such matters are at, the time of the proposed disclosure or use, of common knowledge within the trade.

11.2
Seller Indemnities. Seller shall indemnify, defend and hold harmless Buyer and its officers, directors, and agents against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorneys fees, that Buyer or the Buyer, or their officers, directors, or agents shall incur or suffer, which arise, result from or relate to any breach of, or failure by Seller to perform, any of their representations, warranties, covenants or agreements in this Agreement or in any schedule, certificate, exhibit or other instrument furnished or to be furnished by Seller under this Agreement. Notwithstanding any other provision of this Agreement, Seller shall not be liable to Buyer, or the Buyer, or their officers, directors, or agents on any warranty, representation or covenant made by Selling

Parties in this Agreement, regarding any single claim, loss, expense, obligation or other liability that does not exceed $10,000; provided, however, that when the aggregate amount of all such claims, losses, expenses, obligations and liabilities not exceeding $10,000 each reaches $10,000, Seller shall thereafter be liable in full for all such breaches and indemnities, and regarding all those claims, losses, expenses, obligations, and liabilities.

11.3
Access to Records. From and after the Closing, Seller shall allow Buyer, and its counsel, and other representatives, such access to records which after the Closing are in the custody or control of Seller as Buyer reasonably requires in order to comply with its obligations under the law or under Intellectual Properties assumed by Buyer pursuant to this Agreement.

ARTICLE 12. COSTS

12.1
Finder's or Broker's Fees. Each of the parties represents and warrants that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement, and, insofar as it knows, no broker or other person is entitled to any commission or finder's fee in connection with any of these transactions.

12.2
Expenses. Buyer shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

ARTICLE 13. SECURITIES ASPECTS OF AGREEMENT

13.1
All parties to this Agreement mutually understand, agree and covenant that any referenced sale or other disposition of any security under this Agreement shall be controlled and governed by this section.

Specifically should there arise any conflict of application or interpretation under this section and any other provision or section of this Agreement; this section shall be given primary definition and control.  The term "securities" for the purposes of this Agreement shall mean and include all shares of Buyer, and any warrants to acquire those shares as well as any other instrument or obligation customary or commonly described as a security. Each of the following terms and conditions of the issuance and distribution of the securities shall be fully applicable unless otherwise specifically waived or treated in the following paragraphs.

13.2	Each security issued pursuant to the terms of this Agreement shall be a "restricted" security unless otherwise specifically referenced as being issued pursuant to a registration or offering.

13.3
Seller understands and agrees that a restricted security for the purposes of this Agreement is one, which is issued without meeting registration requirements under both federal and state law within the United States. Each party to this Agreement further agrees and acknowledges that the nature of restricted security is that it is not freely tradable. That is, the holder of such security cannot immediately market or further distribute such security in the open market, or through private transactions without the express written consent of the issuer, primarily Buyer under the terms of this Agreement.

13.4
Seller fully acknowledges and understands that the resale of a restricted security will normally require substantial holding periods unless subsequently subject to an intervening registration under applicable federal and state securities laws. Seller acquiring restricted stock under this Agreement further acknowledges and agrees that the principal, though not exclusive, means by which restricted securities are resold under United States law and conforming state laws and regulations is Securities and Exchange Commission ("SEC") Rule 144, which essentially requires a holding period of one year before the stock can be resold or any interest therein further sold or assigned. In general terms, Rule 144 would require that there be current public information about the Company before the provisions of the Rule could be relied upon for subsequent resale, that the aforementioned holding period had been met, that the sales occurred through independent arms-length and unsolicited brokerage transactions, that certain volume limitations on the number of shares sold in each three month period be observed, and that a report of sales will be filed with the SEC. Seller understands that the foregoing constitutes only a general description of Rule 144 and that such person is or has the means to become familiar with all of the specific provisions and terms of Rule 144 through his independent legal advisors. Sellers further acknowledges and agrees that while Rule 144 is not exclusive, that it is anticipated and intended that it would be the primary means by which securities acquired under this Agreement could be resold absent the specific registration provisions of this Agreement.

13.5
Seller further acknowledges and agrees that, except as specifically provided by the terms of this Agreement, none of the corporate parties will have any obligation to register securities issued, and have no present intention to register such securities other than is specifically provided for by this Agreement. Each person under this Agreement acquiring securities further understands and agrees that individual registration of securities, absent registration by the issuer, is usually not practical and should not be relied upon as a means for resale or other distributions of securities acquired under this Agreement.

13.6
Any entity acquiring securities pursuant to this Agreement with the intent to divide such securities among its principal shareholders as part of the acquisition process, will be responsible for obtaining the knowledgeable consent and agreement of such actual shareholder to the terms of this Agreement, specifically referencing this paragraph.

13.7
Seller fully understands and agrees that should such person be deemed to be in a “control” position as to Buyer incident to the completion of this Agreement, that such person must comply with the volume limitations of Rule 144 to complete sales of his or her securities acquired, except for securities which have been otherwise registered pursuant to this Agreement. A control person has been defined by the SEC, and by most state securities regulatory agencies, as a person who has the capacity to exercise control over the issuing company. While no precise mathematical formulation of a control person is applicable to all situations, the following are generally presumed to be control people:

(i)	a person holding 10% or more of the shares of the issuing company;

(ii)	any principal officer or any director of the issuing company.

13.8
Seller represents that it is acquiring the Shares for its own account, for investment and not with a view to the distribution or resale thereof. The Seller further represent that their financial and other circumstances are such that they have adequate means of providing for their current and anticipated future needs without having to sell or otherwise dispose of the Shares, and that the Seller are able to bear the economic risks of this investment and consequently are able to hold the Shares for an indefinite period of time and to sustain the loss of their entire investment in the Shares, in the event such a loss should occur.

13.9
Seller acknowledges and represents that, due to its knowledge and experience in financial and business matters, its investment experience generally and its experience with investments similar to the Shares in particular, Seller, either alone or together with its advisors, if any, is able to understand and merits of, and the risks involved in, its proposed investment in the Shares. Seller, either alone or together with its advisors, if any, has the capacity to protect its own interests in connection with this transaction.

13.10
Seller acknowledges that the Buyer and Buyer have furnished or made available to Seller all financial and other data relating to Buyer, required by Seller to enable it to make an informed decision concerning its approval of this transaction and its resulting acquisition of the Shares. In particular, Seller acknowledges that it has received and reviewed the financial statements of Buyer for the past two years and complete copies of all of the Buyer SEC Reports for such period. Seller acknowledges that it has been informed that Buyer has not previously conducted business except as disclosed in the Buyer SEC Reports. Seller represents and acknowledges that it and its principals have been engaged in the business of providing pay-per-view and cable services in the hotel/lodging industry, which is intended area of business for which the Assets are being acquired by the Buyer. In this regard, Seller has been acquainted with the Chief Executive Officer of Buyer. Seller further represents and acknowledges that it has had full opportunity to obtain additional information from Buyer to verify the accuracy of the information supplied by it and to evaluate the merits of its investment decision, including, without limitation, full opportunity to ask questions of and receive satisfactory answers and other information from Buyer, its officers, directors and other persons acting on its behalf, and all such questions have been answered, and such other information supplied, to Seller's full satisfaction. Seller is aware of, and has thoroughly evaluated, to its own satisfaction, the high degree of risk associated with investing in Buyer, including but not limited to, the specific risks associated with Buyer's business and the risks associated with the ownership of common stock.

13.11
Seller hereby represents and warrants to Buyer that Seller is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D. Seller further represents and warrants that it is a corporation, and that each of the equity owners of Seller are "accredited investors" by reason of the fact that each of the equity owners meets one or both of the following criteria:

(i)	The owner is a natural person whose individual net worth, or joint net worth with owner's spouse, at the time of this agreement, exceeds $1,000,000; or

(ii)
The owner is a natural person who had an individual income in excess of $200,000 in each of the two most recent years, or joint income with owner's spouse in excess of $300,000 in each of those years, and has a reasonable expectation of reaching the same income level in the current year.

ARTICLE 14. FORM OF AGREEMENT

14.1
Headings. The subject headings of the Articles and Sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

14.2	Entire Agreement: Modification: Waiver. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

14.3
Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of, which shall be deemed an original, but all of which together shall constitute one and the same instrument.

ARTICLE 15. PARTIES

15.1
Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provisions give any third persons any right of subrogation or action over against any party to this Agreement.

15.2
Assignment. This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective heirs, legal representatives, successors and assigns. Buyer agrees to obtain the written consent of Seller if Buyer sells, assigns or otherwise transfers all or any ownership interest in a material portion of the Assets prior to the time that the Buyer has completed the terms of payment above in Article 2. Seller agrees not to unduly withhold its consent to any sale, assignment or transfer of the assets after written notice is served upon it according to the terms of this Agreement. Seller shall give its written consent to the Buyer within 15 days of receipt of the Buyer's request for Seller's consent.

ARTICLE 16. REMEDIES

16.1
Recovery of Litigation Costs. If any legal action or any arbitration or other proceeding so brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

16.2
Conditions Permitting Termination. Subject to the provisions of Article 3 relating to the postponement of the Closing Date, either party may on or prior to the Closing Date terminate this Agreement by written notice to the other, without liability to the other, if any bona fide action or proceeding shall be pending against either party on the Closing Date that could result in an unfavorable judgment, decree or order that would prevent or make unlawful the carrying out of this Agreement.

16.3
Defaults Permitting Termination. If either Buyer or Seller materially defaults in the due and timely performance of any of its warranties, covenants, or agreements under this Agreement, the non- defaulting party or parties may on the Closing Date give notice of termination of this Agreement, in the manner provided in Article 17. The notice shall specify with particularity the default or defaults on which the notice is based. The termination shall be effective five days after the Closing Date, unless the specified default or defaults have been cured on or before this effective date for termination. Upon material default of the Buyer's payment obligations under this Agreement, the Seller may foreclose its security interest in the assets as referred to in paragraph 2(f) above.

ARTICLE 17. NATURE AND SURVIVAL OF REPRESENTIONS AND WARRANTIES

All representations, warranties, covenants and agreements of the parties contained in this Agreement, or in any instrument, certificate, opinion or other writing provided for in it, shall survive the Closing.

ARTICLE 18. NOTICES
All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

Buyer;	Hotel Movie Network Inc. 1030 S. Mesa Drive Mesa, AZ 85210 Attention: Paul D.H. LaBarre

With copy to:	Johnson, Rasmussen, Robinson & Allen, P.L.C. 48 N. Macdonald Mesa, AZ 85201 Attention: Jay Allen

Seller:	Creative Domain Investments Ltd 43 Citadel Bay NW Calgary AB, Canada T3G 3Y4 Attn: Martin Alcock Telephone: (480) 422-4822

Any party may change its address for purposes of this Article by giving the other parties written notice of the new address in the manner set forth above.

ARTICLE 19. GOVERNING LAW

This Agreement shall be construed in accordance with, and governed by the laws of the State of Arizona

ARTICLE 20. MISCELLANEOUS

20.1
Announcements. None of Sellers will make any announcements to the public or to employees of Seller concerning this Agreement or the transactions contemplated hereby without the prior approval of Buyer, which will not be unreasonably withheld. Notwithstanding any failure of Buyer to approve it, Sellers may make an announcement of substantially the same information as theretofore announced to the public by Buyer or any announcement required by applicable law, but Seller shall in either case notify Buyer of the contents thereof reasonably promptly in advance of its issuance.

212	References. Unless otherwise specified, references to Sections or Articles are to Sections or Articles in this Agreement.

IN WITNESS WHEREOF, the parties to this Agreement have duly executed it as of the day and year first above written.

BUYER Hotel Movie Network		B2 DIGITAL, INC. a Delaware corporation

By:	/s/ Paul D.H. LaBarre	By	/s/ Robert Russell
	Paul D.H. LaBarre Its: President		Robert Russell Its: President

SELLER

Creative Domain Investments, Ltd
An Alberta Ltd

By:	/s/ Martin C. Alcock
Martin C. Alcock Its: Director

SCHEDULE 1.1

Intellectual Properties

The following are to be included:

1.	All design for wall-mounted modem, including firmware (C-source), schematics, mechanical drawings and pcb layout files.
2.	All design files for the head end modem which talks with the wall mounted modems, to include firmware (C source), schematics, mechanical drawings and pcb layout files.
3.	Source Code for manufacturing fixtures and programming utilities.
4.	Specifications for Phillips, Zenith and Thompson Electronics smart TV sets.
5.	Plans and specifications for cost reduction of the wall plate.
6.	Plans, specifications and work in progress for smart TV-ATX interface.
7.	SQL files for the movie database.
8.	Front-End code for generating site license and inserting log data into the movie database.
9.	Digital Video server source code (C,C++).
10.	Source Code for ATX Head end modem interface and voice modem.
11.	JAVA code for interface web site.
12.	Database of transactions of February 2005, including all customer records, contract information, etc.
13.	Any and all additional information needed for the production and manufacture of all above listed items.
14.	A short term contract period to setup and install all of the software at the site of Buyers choice.
15.	A Consultant available for the period of one year for additional support if necessary. A fee would be worked out for this consulting period on a base-by- base need.

Schedule 1.2
Creative Domain Investments Ltd. Inventory Valuation 03-30-2007

To be supplied at a later date.